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                DIALYSIS CORPORATION OF AMERICA SECTION 125 PLAN

                 AND ALL SUPPORTING FORMS HAVE BEEN PRODUCED FOR

                    CBIZ BENEFITS & INSURANCE SERVICES, INC.










Copyright  2002  SunGard  Corbel
All  Rights  Reserved

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                DIALYSIS CORPORATION OF AMERICA SECTION 125 PLAN





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                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

                                   ARTICLE II
                                  PARTICIPATION
     2.1     ELIGIBILITY                                                       3
     2.2     EFFECTIVE  DATE  OF  PARTICIPATION                                3
     2.3     APPLICATION  TO  PARTICIPATION                                    3

     2.4     TERMINATION  OF  PARTICIPATION                                    3

     2.5     CHANGE  OF  EMPLOYMENT  STATUS                                    4

     2.6     TERMINATION  OF  EMPLOYMENT                                       4


                                   ARIICLE III
                            CONTRIBUTIONS TO THE PLAN
     3.1     EMPLOYER  CONTRIBUTION                                            4
     3.2     SALARY  REDIRECTION                                               5
     3.3     APPLICATION  OF  CONTRIBUTIONS                                    5
     3.4     PERIODIC  CONTRIBUTIONS                                           5


                                   ARTICLE IV
                                    BENEFITS
     4.1     BENEFIT  OPTIONS                                                  5
     4.2     HEALTH  INSURANCE  BENEFIT                                        6
     4.3     DENTAL  INSURANCE  BENEFIT                                        6
     4.4     DISABILITY  INSURANCE  BENEFIT                                    6
     4.5     CASH  BENEFIT                                                     6
     4.6     NONDISCRIMINATION  REQUIREMENTS                                   7

                                    ARTICLE V
                              PARTICIPANT ELECTIONS
     5.1     INITIAL  ELECTIONS                                                7
     5.2     SUBSEQUENT  ANNUAL  ELECTIONS                                     8
     5.3     FAILURE  TO  ELECT                                                8
     5.4     CHANGE  OF  ELECTIONS                                             8

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                                   ARTICLE VI
                                ERISA PROVISIONS
     6.1     CLAIM  FOR  BENEFITS                                             11
     6.2     NAMED  FIDUCIARY                                                 12
     6.3     GENERAL  FIDUCIARY  RESPONSIBILITIES                             12
     6.4     NONASSIGNABILITY  OF  RIGHTS                                     12

                                   ARTICLE VII
                                 ADMINISTRATION
     7.1     PLAN  ADMINISTRATION                                             13
     7.2     EXAMINATION  OF  RECORDS                                         13
     7.3     PAYMENT  OF  EXPENSES                                            14
     7.4     INSURANCE  CONTROL  CLAUSE                                       14
     7.5     INDEMNIFICATION  OF  ADMINISTRATOR                               14

                                  ARTICLE VIII
                        AMENDMENT OR TERMINATION OF PLAN
     8.1     AMENDMENT                                                        14
     8.2     TERMINATION                                                      14

                                   ARIICLE IX
                                  MISCELLANEOUS
     9.1     PLAN  INTERPRETATTON                                             15
     9.2     GENDER  AND  NUMBER                                              15
     9.3     WRITTEN  DOCUMENT                                                15
     9.4     EXCLUSIVE  BENEFIT                                               15
     9.5     PARTICIPANTS  RIGHTS                                             15
     9.6     ACTION  BY  THE  EMPLOYER                                        15
     9.7     EMPLOYER'S  PROTECTIVE  CLAUSES                                  15
     9.8     NO  GUARANTEE  OF  TAX  CONSEQUENCES                             16
     9.9     INDEMNIFICATION  OF  EMPLOYER  BY  PARTICIPANTS                  16
     9.10     FUNDING                                                         17
     9.11     GOVERNINGLAW                                                    17
     9.12     SEVERABILITY                                                    17
     9.13     CAPTIONS                                                        17

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     9.14     CONTINUATION  OF  COVERAGE                                      17
     9.15     FAMILY  AND  MEDICAL  LEAVE  ACT                                17
     9.16     HEALTH  INSURANCE  PORTABILITY  AND  ACCOUNTABILITY  ACT        17
     9.17     UNIFORM  SERVICES  EMPLOYMENT  AND  REEMPLOYMENT  RIGHTS
              ACT                                                             18

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                DIALYSIS CORPORATION OF AMERICA SECTION 125 PLAN

                                  INTRODUCTION

     The Employer has adopted this Plan effective September 1, 2002, to recognize the contribution made to the Employer by its Employees. Its purpose is to reward them by providing benefits for those Employees who shall qualify hereunder and their dependents and beneficiaries. The concept of this Plan is to allow Employees to choose among different types of benefits based on their own particular goals, desires and needs. The Plan shall be known as Dialysis Corporation of America Section 125 Plan (the "Plan").

     The intention of the Employer is that die Plan qualify as a "Cafeteria Plan" within the meaning of Section 125 of the Internal Revenue Code of 1986, as amended, and that the benefits which an Employee elects to receive under the Plan be ineludible or excludable from the Employees income under Section 125(a) and other applicable sections of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE I
                                   DEFINITIONS

     1.1 "Administrator" means the individual(s) or corporation appointed by the Employer to carry out the administration of the Plan. In the event the Administrator has not been appointed, or resigns from a prior appointment, the Employer shall be deemed to be the Administrator.

     1.2 "Affiliated Employer" means the Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and ally other entity required to be aggregated with the Employer pursuant to Treasury regulations under Code Section 414(o).

     1.3 "Benefit'' means any of the optional benefit choices available to a Participant as outlined in Section 4.1.

     1.4 "Code" means the Internal Revenue Code of 1986, as amended or replaced fain time to time.

     1.5 "Compensation" means the base compensation received by the Participant from the Employer during a Plan Year. Compensation shall not include overtime, commissions and bonuses.

     1.6 "Dependent" means any individual who qualifies as a dependent under an Insurance Contractor under Code Section 152 (as modified by Code Section 105(b)).

1.7     "Effective  Date"  means  September  1,  2002.


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1.8     "Election  Period"  means the period immediately preceding the beginning of each Plan Year established by the Administrator, such period to be applied or a uniform and nondiscriminatory basis for all Employees and Participants. However, an Employee's initial Election Period shall be determined pursuant to
Section  5.1.

     1.9 "Eligible Employee" means any Employee who has satisfied the provisions of Section 2.1.

     However, any Employee who is a "part-time" Employee shall not be eligible to participate in this Plan. A "part-time" Employee is any Employee who works, or is expected to work on a regular basis, less than 35 hours a week and is designated as a part-time Employee on the Employer's personnel records.

     1.10 "Employee" means any person who is employed by the Employer, but excludes any person who is employed as an independent contractor. The tern Employee shall include leased employees within the meaning of Code Section 414(n)(2).

     1.11 "Employer" means Dialysis Corporation of America and any successor which shall maintain this Plan; and any predecessor which has maintained this Plan.

     1.12 "Employer Contribution" means the contributions made by the Employer pursuant to Section 3.1 to enable a Participant to purchase Benefits.

     1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.14 "Insurance Contract" means any contract issued by an Insurer underwriting a Benefit.

     1.15 "Insurer" means any insurance company that underwrites a Benefit under this Plan.

     1.16 "Key Employee" means an Employee described in Code Section 416(i)(1) and the Treasury regulations thereunder.

     1.17 "Participant" means any Eligible Employee who elects to become a Participant pursuant to Section 2.3 and has not for any reason become ineligible to participate further in the Plan.

     1.18     "Plan''  means  this instrument, including all amendments thereto.

     1.19 "Plan Year" means the 12-month period beginning January 1st and ending December 31st, except that the first Plan Year shall be a short Plan Year beginning September 1st. The Plan Year shall be the coverage period for the Benefits provided for under this Plan. In the event a Participant commences participation during a Plan Year, then the initial coverage period shall be hat portion of the Plan Year commencing on such Participant's date of entry and ending on the last day of such Plan Year.

1.20 "Premium Expenses" or "Premiums" means the Participant's cost for the Benefits described in Section 4.1.

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     1.21     "Salary  Redirection" means the contributions made by the Employer on  behalf  of  Participants  pursuant  to  Section  3.2.

     1.22 "Salary Redirection Agreement" means an agreement between the Participant and the Employer under which lie Participant agrees to reduce his Compensation or to forego all or part of the increases In such Compensation and to have such amounts contributed by the Employer to the Plan on the Participant's behalf The Salary Redirection Agreement shall apply only to Compensation that has not been actually or constructively received by the Participant as of the date of the agreement (after taking this Plan and Code
Section 125 into account) and, subsequently does not become currently available to die Participant.

     1.23 "Spouse" means the legally married husband or wife of a Participant, unless legally separated by court decree.

                                   ARTICLE II
                                  PARTICIPATION

2.1     ELIGIBILITY

     Any Eligible Employee shall be eligible to participate hereunder 90 days after his initial date of employment with the Employer.

2.2     EFFECTIVE  DATE  OP  PAIVIICIPATION

     An Eligible Employee shall become a Participant effective as of the first day of the month coinciding with or next following the date on which he met the eligibility requirements of Section 2.1.

2.3     APPLICAIION  TO  PARTICIPATE

     An Employee who is eligible to participate in this Plan shall, during the applicable Election Period, complete an application to participate and election of benefits form which the Administrator shall furnish to the Employee. The election made on such form shall be 'revocable until the end of the applicable Plan Year unless the Participant is entitled to change his Benefit elections pursuant to Section 5.4 hereof

     An Eligible Employee shall also be required to execute a Salary Redirection Agreement during the Election Period for the Plan Year during which he wishes to participate in this Plan. Any such Salary Redirection Agreement shall be effective for the first pay period beginning on or after the Employee's effective date of participation pursuant to Section 2.2.

2.4     TERMINATMN  OP  PARTICIPATION

     A Participant shall no longer participate in this Plan upon the occurrence of any of the following events:
     (a)     His termination of employment, subject to the provisions of Section
2.6;

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(b)     The  end  of  the Plan Year during which he became a limited Participant because  of  a  change  in  employment  status  pursuant  to  Section  2.5;

     (c)     His  death;  or

     (d)     The  termination of this Plan, subject to the provisions of Section
8.2.

2.5     CHANGE  OF  EMPLOYMENT  STATUS

     If a Participant ceases to be eligible to participate because of a change in employment status or classification (other than through termination of employment), the Participant shall become a limited Participant in this Plan for the remainder of the Plan Year in which such change of employment status occurs. As a limited Participant, no further Salary Redirection maybe made on behalf of the Participant, and, except as otherwise provided herein, all further Benefit elections shall cease, subject to the limited Participant's fight to continue coverage under any Insurance Contracts. Subject to the provisions of Section 2.6, if the limited Participant later becomes an Eligible Employee, then the limited Participant may again become a full Participant in this Plan, provided he otherwise satisfies the participation requirements set forth in this Article II as if he were a new Employee and made an election in accordance with Section 5.1.

2.6     TERMINATION  OP  EMPLOYMENT

     If a Participant's employment with the Employer is terminated for any reason other titan death, his participation in the Plan shall he governed in accordance with the following:

     (a) With regard to Benefits which are insured, the Participants participation in the Plan shall cease, subject to the Participant's light to continue coverage under any Insurance Contract for which premiums have already been paid.

     (b) This Section shall be applied and administered consistent with such further rights a Participant and his Dependents may be entitled to pursuant to Code Section 4980B and Section 9.14 of the Plan.

                                   ARTICLE III
                            CONTRIBUTIONS TO THE PLAN

3.1     EMPLOYER  CONTRIBUTION

     The Employer shall make available to each Participant an Employer Contribution in an amount to be determined by the Employer prior to the beginning of each Plan Year. Each Participant's Employer Contribution shall be available to purchase Benefits pursuant to Article IV. If no Benefits are selected, there shall be no Employer Contribution.

     The Employer's Contribution shall be made available at the beginning of the Plan Year.

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3.2     SALARY  REDIRECTION

     If a Participant's Employer Contribution is not sufficient to cover the cost of Benefits he elects pursuant to Article IV, his Compensation will be reduced in an amount equal to the difference between the cost of Benefits he elected and the amount of Employer Contribution available to him. Such reduction shall be his Salary Redirection, which die Employer will use on his behalf, together with his Employer Contribution, to pay for the Benefits he elected. The amount of such Salary Redirection shall be specified in the Salary Redirection Agreement and shall he applicable for a Plan Year. Notwithstanding the above, for new Participants, the Salary Redirection Agreement shall only be applicable from the first day of the pay period following the Employee's entry date up to and including the last day of the Plan Year.

     Any Salary Redirection shall be determined prior to the beginning of a Plan Year (subject to initial elections pursuant to Section 5.1) and prior to the end of the Election Period and shall be irrevocable for such Plan Year. However, a Participant may revoke a Benefit election or a Salary Redirection Agreement after the Plan Year has commenced and make a new election with respect to the remainder of the Plait Year, if both the revocation and the new election are on account of and consistent with a change in status and such other permitted events as determined under Article V of the Plan and consistent with the rules and regulations of the Department of the Treasury. Salary Redirection amounts shall be contributed on a pro rata basis for each pay period during die Plan
Year. All individual Salary Redirection Agreements are deemed to the part of this Plan and incorporated by reference hereunder.

3.3     APPLICATION  OF  CONTRIBUTIONS

     As soon as reasonably practical after each payroll period, the Employer shall apply the Employer Contribution and Salary Redirection to provide the Benefits elected by the affected Participants.

3.4     PERIODIC  CONTRIBUTIONS

     Notwithstanding the requirement provided above and in other Articles of this Plan that Salary Redirections be contributed to the Plan by the Employer on behalf of an Employee on a level and pro rata basis for each payroll period, the Employer and Administrator may implement a procedure in which Salary Redirections are contributed throughout the Plan Year on a periodic basis that is not pro rata for each payroll period.

                                   ARTICLE IV
                                    BENEFITS

4.1     BENEFIT  OPTIONS

     Each Participant may elect to have the amount of his Employer Contributions and Salary Redirections applied to any one or more of the following optional
Benefits:

     (1)     Health  Insurance  Benefit

     (2)     Dental  Insurance  Benefit

     (3)     Disability  Insurance  Benefit

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4.2     HEALTH  INSURANCE  BENEFIT

     (a) Each Participant may elect to be covered under a health and hospitalization Insurance Contract for the Participant, his or her spouse, and his or her Dependents.

     (b) The Employer may select suitable health and hospitalization Insurance Contracts for use in providing this health insurance benefit, which policies will provide uniform benefits for all Participants electing this Benefit.

     (c) The rights and conditions with respect to the benefits payable flow such health and hospitalization Insurance Contract shall be determined therefrom, and such Insurance Contract shall he incorporated herein by reference.

4.3     DENTAL  INSURANCE  BENEFIT

     (a) Each Participant may elect to he covered under the Employer's dental Insurance Contract. In addition, the Participant may elect either individual or family coverage under such Insurance Contract.

     (b) The Employer may select suitable dental Insurance Contracts for use in providing this dental insurance benefit, which policies will provide uniform benefits for all Participants electing this Benefit

     (c) The rights and conditions with respect to the benefits payable from such dental Insurance Contract shall be determined therefrom, and such dental Insurance Contract shall be incorporated herein by reference.

4.4     DISABILITY  INSURANCE  BENEFIT

     (a) Each Participant may elect to be covered under the Employer's disability Insurance Contract. The amount of coverage thereunder shall be sufficient to provide a basic benefit of 60% of the Participants Compensation.

     (b) The Employer may select suitable disability Insurance Contracts for use in providing this disability Benefit. The disability Insurance Contracts may provide for long-term or short-term coverage.

     (c) The rights and conditions with respect to the Benefits payable from such disability Insurance Contract shall be determined therefrom, and such disability Insurance Contract shall be incorporated herein by reference.

4.5     CASH  BENEFIT

     If a Participant does not elect any Salary Redirections, such Participant shall be deemed to have chosen the Cash Benefit as his sole Benefit Option. However, if a Participant fails to make any election of Benefit Option, then the Employer Contribution will be deemed to be waived.


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4.6     NONDISCRIMINATION  REQUIREMENTS

          (a) It is the intent of this Plan to provide benefits to a classification of employees which the Secretary of the Treasury finds not to be discriminatory in favor of the group in whose favor discrimination may not occur under Code Section 125.

          (b) It is the intent of this Plan not to provide qualified benefits as defined under Code Section 125 to Key Employees in amounts that exceed 25% of the aggregate of such Benefits provided for all Eligible Employees under the Plan. For purposes of the preceding sentence, qualified benefits shall not include benefits which (without regard to this paragraph) are includible in gross income.

          (c) If the Administrator deems it necessary to avoid discrimination or possible taxation to Key Employees or a group of employees in whose favor discrimination may not occur in violation of Code Section 125, it may, but shall not be required to reject any election or reduce contributions or non-taxable Benefits in order to assure compliance with this Section, Any act taken by the Administrator under this Section shall be carried out in a uniform and nondiscriminatory manner. If the Administrator decides to reject any election or reduce contributions or non-taxable Benefits, it shall he done in the following manner. First, the non-taxable Benefits of the affected Participant (either an employee who is highly compensated or a Key Employee, whichever is applicable) who has the highest amount of non-taxable Benefits for the Plan Year shall have his non-taxable benefits reduced until the discrimination tests sot forth In this Section are satisfied or until the amount of his non-taxable Benefits equals the nor-taxable Benefits of the affected Participant who has the second highest amount of non-taxable Benefits. This process shall continue until the nondiscrimination tests set forth in this Section are satisfied. With respect to any affected Participant who has had Benefits reduced pursuant to this Section, the reduction shall be made proportionately among insured Benefits. Contributions which are not utilized to provide Benefits to any Participant by virtue of any administrative act under this paragraph shall be forfeited and deposited into the benefit plan surplus.

                                    ARTICLE V
                              PARTICIPANT ELECTIONS

5.1     INITIAL  ELECTIONS

     An Employee who meets the eligibility requirements of Section 2.1 on the first day of, or during, a Plan Year may elect to participate in this Plan for all or the remainder of such Plan Year, provided he elects to do so before his effective date of participation pursuant to Section 2.2. However, if such Employee does not complete an application to participate and benefit election form and deliver it to the Administrator before such date, his Election Period shall extend 30 calendar days after such date, or for such further period as the Administrator shall determine and apply on a uniform and nondiscriminatory basis. However, any election during the extended 30-day election period pursuant to this Section 5.1 shall not be effective until the first pay period following the later of such Participant's effective date of participation pursuant to
Section 2.2 or the date of the receipt of the election form by the Administrator, and shall be limited to the Benefit expenses incurred for the balance of the Plan Year for which the election is made.

5.2     SUBSEQUENT  ANNUAL  ELECTIONS

     During the Election Period prior to each subsequent Plan Year, each Participant shall be given the opportunity to elect, on an election of benefits form to be provided by the Administrator, which Benefit options he wishes to select und purchase with his Employer Contributions and Salary Redirections. Any such election shall be effective for any Benefit expenses incurred during the Plan Year which follows the end of the Election Period. With regard to subsequent annual elections, the following options shall apply:

          (a) A Participant or Employee who railed to initially elect to participate may elect different or new Benefits under the Plan during the Election Period;

          (h) A Participant may terminate his participation in the Plan by notifying the Administrator in writing during the Election Period that he does not want to participate in the Plan for the next Plan Year;

          (c) .An Employee who elects not to participate for the Plan Year following the Election Period will have to wait until the next Election Period before again electing to participate in the Plan.

5.3     FAILURE  TO  ELECT

     Any Participant failing to complete an election of benefits form pursuant to Section 5.2 by the end of the applicable Ejection Period shall be deemed to have made the same Benefit option elections as are then in effect for the current Plan Year. The Participant shall also be deemed to have elected Salary Redirection in an amount necessary, when added to available Employer Contributions, to purchase such Benefit options.

5.4     CHANGE  OF  ELECTIONS

          (a) Any Participant may change a Benefit election after the Plan Year (to which such election relates) has commenced and make new elections with respect to the remainder of such Plan Year if, under the facts and circumstances, the changes are necessitated by and are consistent with a change in status which is acceptable under rules and regulations adopted by the Department of the Treasury, the provisions of which art incorporated by reference. Notwithstanding anything herein to the contrary, if the rules and regulations conflict, then such rules and regulations shall control.

          In general, a change in election is not consistent if the change in status is the Participant's divorce, annulment or legal separation from a spouse, the death of a spouse or dependent, or a dependent ceasing to satisfy the eligibility requirements for coverage, and the Participant's election under the Plan is to cancel accident or health insurance coverage for any individual other than the one involved in such event. In addition, if the Participant, spouse or dependent gains or loses eligibility for coverage, then a Participant's election under the Plan to cease or decrease coverage for that individual under the Plan corresponds with that change in status only if coverage for that individual becomes applicable or is increased under the family member plan.

          Regardless of the consistency requirement, if the individual, the individual's spouse, or dependent becomes eligible for continuation coverage under the Employer's group health plan as provided in Code Section 4980B or any similar state law, then the individual may elect to increase payments under this Plan in order to pay for the continuation coverage. However, this does not apply for COBRA eligibility due to divorce, annulment or legal separation.

          Any new election shall be effective at such time as the Administrator shall prescribe, but not earlier than the first pay period beginning after the election form is completed and returned to the Administrator. For the purposes of this subsection, a change in status shall only include the following events or other events permitted by Treasury regulations:

          (1) Legal Marital Status: events that change a Participant's legal marital status, including marriage, divorce, death of a spouse, legal separation or annulment;

          (2) Number of Dependents: Events that change a Participants number of dependents, including birth, adoption, placement for adoption, or death of a dependent;

          (3) Employment Status: Any of the following events that change the employment status of the Participant, spouse, or dependent: termination or commencement of employment, a strike or lockout, commencement or return from an unpaid leave of absence, or a change in worksite. In addition, if the eligibility conditions of this Plan or other employee benefit plan of the Employer of the Participant, spouse, or dependent depend on the employment status of that individual and there is a change in that individual's employment status with the consequence that the individual becomes (or ceases to be) eligible under the plan, then that change constitutes a change in employment under this subsection;

          (4) Dependent satisfies or ceases to satisfy the eligibility requirements: An event that causes the Participant's dependent to satisfy or cease to satisfy the requirements for coverage due to attainment of age, student status, or any similar circumstance; and

          (5) Residency: A change in lie place of residence of the Participant, spouse or dependent.

          (b) Notwithstanding subsection (a), the Participants may change an election for accident or health coverage during a Plan Year and make a new election that corresponds with the special enrollment rights provided in Code Section 9801(f). Such change shall take place on a prospective basis.

          (c) Notwithstanding subsection (a), in the event of a judgment, decree, or order ("order") resulting from a divorce, legal separation, annulment, or change in legal custody (including a qualified medical child support order defined in ERISA Section 609) which requires accident or health coverage for a Participant's child (including a foster child who is a dependent of the Participant):

               (1) The Plan may change an election to provide coverage for the child if the order requires coverage under the Participant's plan; or

               (2) The Participant shall be permitted to change an election to cancel coverage for the child if the order requires the former spouse to provide coverage or such child, under that individuals plan and such coverage is actually provided.

               (d) Notwithstanding subsection (a), a Participant may change elections to cancel accident or health coverage for the Participant or the Participant's spouse or dependent if the Participant or the Participants spouse or dependent is enrolled in the accident or health coverage of the Employer and becomes entitled to coverage (i.e., enrolled) under Part A or Part B of the Title XVIII of the Social
          Security Act (Medicare) or Title XIX of the Social Security Act (Medicaid), other than coverage consisting solely of benefits under
          Section 1928 of the Social Security Act (the program for distribution of pediatric vaccines). If the Participant or the Participants spouse or dependent who has been entitled to Medicaid or Medicare coverage loses eligibility, that individual may prospectively elect coverage under the Plan if a benefit package option under the Plan provides similar coverage.

               (e) If the cost of a Benefit provided under the Plan increases or decreases during a Plan Year, then the Plan shall automatically increase or decrease, as the case may be, the Salary Redirections of all affected Participants for such Benefit. Alternatively, if the cost of a benefit package option increases significantly, the Administrator shall permit the affected Participants to either make corresponding changes in their payments or revoke their elections and, in lieu thereof, receive on a prospective basis coverage under another benefit package option with similar coverage, or drop coverage prospectively if there is no benefit package option with similar coverage.

               A cost increase or decrease refers to an increase or decrease in the amount of elective contributions under the Plan, whether resulting from an action taken by the Participants or an action taken by the Employer.

               If the coverage under a Benefit is significantly curtailed or ceases during a Plan Year, affected Participants may revoke their elections of such Benefit and, in lieu thereof, elect to receive on a prospective basis coverage under another plan with similar coverage, or drop coverage prospectively if no similar coverage is offered.

               If, during the period of coverage, a new benefit package option or other coverage option is added, an existing benefit package option is significantly improved, or an existing benefit package option or other coverage option is eliminated, then the affected Participants may elect the newly-added option, or elect another option if an option has been eliminated prospectively and make corresponding election changes with respect to other benefit package options providing similar coverage. In addition, those Eligible Employees who are not participating in the Plan may opt to become Participants and elect the new or newly improved benefit package option.

               A Participant may make a prospective election change to add group health coverage for the Participant, the Participants spouse or dependent if such individual loses group health coverage sponsored by a governmental or educational institution, including a state children's health insurance program under the Social Security Act, the Indian Health Service or a health program offered by an Indian tribal government, a state health benefits risk pool, or a foreign government group health plan.

               A Participant may make a prospective election change that is on account of and corresponds with a change made under the plan of a spouse's, former spouses or dependent's employer if (1) the cafeteria plan or other benefits plan of the spouse's, former spouse's or dependent's employer permits its participants to make a change; or (2) the cafeteria plan permits participants to make an election for a period of coverage that is different from the period of coverage under the cafeteria plan of a spouse's, former spouse's or dependents employer.

                                   ARTICLE VI
                                ERISA PROVISIONS

6.1     CLAIM  FOR  BENEFITS

               (a) Any claim for Benefits underwritten by an Insurance Contract shall be made to the Insurer. If the Insurer denies any claim, the Participant or beneficiary shall follow the Insurer's claims review procedure. Any other claim for Benefits shall be made to the Administrator. If the Administrator denies a claim, the Administrator may provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim. If the Administrator does not notify the Participant of the denial of the claim within the 90 day period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth:

               (1) specific references to the pertinent Plan provisions on which the denial is based;

               (2) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and

               (3)  an  explanation  of  the  Plan's  claim  procedure.

               (b) Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the

          Administrator for a full and fair review, the claimant or his duly authorized representative may:

          (1)  request  a  review  upon  written  notice  to  the Administrator;

          (2)  review  pertinent  documents;  and

          (3)  submit  issues  and  comments  in  writing.

               (c) A decision on the review by the Administrator will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which event a decision should be rendered as soon as possible, but in no event later than 120 days after such receipt. The decision of the Administrator shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based.

6.2     NAMED  FIDUCIARY

     The Administrator shall be the named fiduciary pursuant to ERISA Section 402 and shall be responsible for the management and control of the operation and administration of the Plan.

6.3     GENERAL  FIDUCIARY  RESPONSIBILITIES

     The Administrator and any other fiduciary under ERISA shall discharge their duties with respect to this Plan solely in the interest of the Participants and their beneficiaries and

               (a) for the exclusive purpose of providing Benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan;

               (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

               (c) in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with ERISA.

6.4     NONASSIGNABILJTY  OF  RIGHTS

               The right of any Participant to receive any reimbursement under the Plan shall not be alienable by the Participant by assignment or any other method, and shall not be subject to the rights or creditors, and any attempt to cause such right to be so subjected shall not be recognized, except to such extent as may be required by law.

                                   ARTICLE VII
                                 ADMINISTRATION

7.1     PLAN  ADMINISTRATION

     The operation of the Plan shall be under the supervision of the Administrator. It shall be a principal duty of the Administrator to see that the Plan is carried out in accordance with its terms, and for the exclusive benefit of employees entitled to participate into Plan. The Administrator shall have full power to administer the Plan in all of its details, subject, however, to the pertinent provisions of the Code. The Administrator's powers shall include, but shall not be limited to the following authority, in addition to all other powers provided by this Plan:

               (a) To make and enforce such rules and regulations as the Administrator deems necessary or proper for the efficient administration of the Plan;

               (b) To interpret the Plan, the Administrator's interpretations thereof in good faith to be final and conclusive on all persons claiming benefits by operation of the Plan;

               (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided by operation of the Plan;

               (d) To reject elections or to limit contributions or Benefits for certain highly compensated participants if it deems such to be desirable in order to avoid discrimination under the Plan in violation of applicable provisions of the Code;

               (e) To provide Employees with a reasonable notification of their benefits available by operation of the Plan;

               (f) To appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

     Any procedure, discretionary act, interpretation or construction taken by the Administrator shall be done in a nondiscriminatory manner based upon uniform principles consistently applied and shall be consistent with the intent that the Plan shall continue to comply with the terms of Code Section 125 and the Treasury regulations thereunder.

7.2     EXAMINATION  OF  RECORDS

     The Administrator shall make available to each Participant, Eligible Employee mid any other Employee of the Employer such records as pertain to their interest under the Plan for examination at reasonable times during nominal business hours.

7.3     PAYMENT  OF  EXPENSES

     Any reasonable administrative expenses shall be paid by the Employer unless the Employer determines that administrative costs shall be borne by the Participants under the Plan or by any Trust Fund which may he established hereunder. The Administrator may impose reasonable conditions for payments, provided that such conditions shall not discriminate in favor of highly compensated employees.

7.4     INSURANCE  CONTROL  CLAUSE

     In the event of a conflict between the terms of this Plan and the terms of an Insurance Contract of an independent third party Insurer whose product is then being used in conjunction with this Plan, the terms of the Insurance Contract shall control as to those Participants receiving coverage under such Insurance Contract. For this purpose, the Insurance Contract shall control in defining the persons eligible for insurance, the dates of their eligibility, the conditions which 'mist be satisfied to become insured, if any, the benefits Participants are entitled to and the circumstances under which insurance terminates.

7.5     INDEMNIFICATION  OF  ADMINISTRATOR

     The Employer agrees to indemnify and to depend to the fullest extent permitted by law any Employee serving as the Administrator or as a member of a committee designated as Administrator (including any Employee or former Employee who previously served as Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorney's fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

                                  ARTICLE VIII
                        AMENDMENT OR TERMINATION OF PLAN

8.1     AMENDMENT

     The Employer, at any time or from time to time, may amend any or all of the provisions of the Plan without the consent of any Employee or Participant. No amendment shall have the effect of modifying any benefit election of any Participant in effect at the time of such amendment, unless such amendment is made to comply with Federal, state or local laws, statutes or regulations.

8.2     TERMINATION

     The Employer is establishing this Plan with the intent hat it will be maintained for an indefinite period of time. Notwithstanding the foregoing, the Employer reserves the right to terminate this Plan, in whole or in part, at any time. In the event the Plan is terminated, no further contributions shall be made. Benefits under any Insurance Contract shall be paid in accordance with the terms of the Contract.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1     PLAN  INTERPRETATION

     All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner. This Plan shall be read in its entirety and not severed except as provided in Section 9.12.

9.2     GENDER  AND  NUMBER

     Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all eases where they would so apply.

9.3     WRITTEN  DOCUMENT

     This Plan, in conjunction with any separate written document which may be required by law, is intended to satisfy the written Plan requirement of Code
Section 125 and any Treasury regulations thereunder relating to cafeteria plans.

9.4     EXCLUSIVE  BENEFIT

     This Plan shall be maintained for the exclusive benefit of the Employees who participate in the Plan.

9.5     PARTICIPANT'S  RIGHTS

     This Plan shall net be deemed to constitute an employment contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

9.6     ACTION  BY  THE  EMPLOYER

     Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

9.7     EMPLOYERS  PROTECTIVE  CLAUSES

          (a) Upon the failure of either the Participant or the Employer to obtain the insurance contemplated by this Plan (whether as a result of negligence, gross neglect or otherwise), the Participant's Benefits shall be limited to the insurance premium(s), if any, that remained unpaid for the period in question and the actual insurance proceeds, if any, received by the Employer or the Participant as a result of the Participant's claim.

          (b) The Employer's liability to the Participant shall only extend to and shall be limited to any payment actually received by the Employer from the Insurer. In the event that the full insurance Benefit contemplated is not promptly received by the Employer within a reasonable time after submission of a claim, then the Employer shall notify the Participant of such facts and the Employer shall no longer have any legal obligation whatsoever (except to execute any document called for by a settlement reached by the Participant). The Participant shall be free to settle, compromise or refuse to pursue the claim as the Participant, in his sole discretion, shall see fit.

          (c) The Employer shall not be responsible for the validity of any Insurance Contract issued hereunder or for the Failure on the part of the Insurer to make payments provided for under any Insurance Contract. Once insurance is applied for or obtained, the Employer shall not be liable for any loss which may result from the failure to pay Premiums to the extent Premium notices are not received by the Employer.

9.8     NO  GUARANTEE  OF  TAX  CONSEQUENCFS

     Neither the Administrator nor the Employer makes any commitment or guarantee that any amounts paid to or for the benefit of a Participant under the Plan will be excludable from the Participant's gross income for federal or state income tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under the Plan is excludable from the Participant's gross income for federal and state income tax purposes, and to notify the Employer if the Participant has reason to believe that any such payment is not so excludable. Notwithstanding the Foregoing, the rights of Participants under this Plan shall be legally enforceable.

9.9     INDEMNIFICATION  OF  EMPLOYER  BY  PARTICIPANTS

     If any Participant receives one or more payments or reimbursements under the Plan that arc not for a permitted Benefit, such Participant shall indemnify and reimburse the Employer for any liability it may incur for failure to withhold federal or state income tax or Social Security tax from such payments or reimbursements. However, such indemnification and reimbursement shall not exceed the amount of additional Federal and state income tax plus any penalties) that the Participant would have owed if the payments or reimbursements had been made to the Participant as regular cash compensation, plus the Participant's share of any Social Security tax that would have been paid on such compensation, less any such additional income and Social Security tax actually paid by the Participant.

9.10     FUNDING

     Unless otherwise required by law, contributions to the Plan need not be placed in trust or dedicated to a specific Benefit, but may instead be considered general assets of the Employer until the Premium Expense required under the Plan has been paid. Furthermore, and unless otherwise required by law, nothing herein shall be construed to require the Employer or the Administrator to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made.

9.11     GOVERNING  LAW

     This Plan is governed by the Code and the Treasury regulations issued thereunder (as they might be amended from time to time). In no event shall the Employer guarantee the favorable tax treatment sought by this P1st To the extent not preempted by Federal law, the provisions of this Plan shall be construed, enforced and administered according to the laws of the State of Maryland.

9.12     SEVERABILITY

     If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall sot affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

9.13     CAPTIONS


     The captions contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof

9.14     CONTINUATION  OF  COVERAGE

     Notwithstanding anything in the Plan to the contrary, in the event any benefit under this Plan subject to the continuation coverage requirement of Code
Section 4980B becomes unavailable, each Participant will be entitled to continuation coverage as prescribed in Code Section 4980B.

9.15     FAMILY  AND  MEDICAL  LEAVE  ACT

     Notwithstanding anything in the Plan to the contrary, in the event any benefit under this Plan becomes subject to the requirements of the Family and Medical Leave Act and regulations thereunder, this Plan shall be operated in accordance with Regulation 1 125-3.

9.16     HEALTH  INSURANCE  PORTABILITY  AND  ACCOTJNTABILITV  ACT

     Notwithstanding anything in this Plan to the contrary, this Plan shall be operated in accordance with HIPPA and regulations thereunder.

9.17     UNIFORM  SERVICES  EMPLOYMENT  AND  REEMPLOYMENT  RIGHTS  ACT

     Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with USERRA and the regulations thereunder.

               IN WITNESS WHEREOF, this Plan document is hereby executed this __________day of________________________________.


                        Dialysis  Corporation  of  America


                        By  ______________________
                             EMPLOYER

                       CERTIFICATE OF CORPORATE RESOLUTION


     The undersigned Secretary of Dialysis Corporation of America (the Corporation) hereby certifies that the following resolutions were duly adopted by the board of directors of the Corporation on __________________________ and that such resolutions have not been modified or rescinded as of the date hereof

     RESOLVED, that the form of Cafeteria Plan effective September 1,2002, presented to this meeting is hereby approved and adopted and that the proper officers of the Corporation are hereby authorized and directed to execute and deliver to the Administrator of the Plan one or more counterparts of the Plan.

     RESOLVED, that the Administrator shall be instructed to take such actions that are deemed necessary and proper in order to implement the Plan, and to set up adequate accounting and administrative procedures to provide benefits under the Plan.

     RESOLVED, that the proper officers of the Corporation shall act as soon as possible to notify the employees of the Corporation of the adoption of the Cafeteria Plan by delivering to each employee a copy of the summary description of the Plan in the form of the Summary Plan Description presented to this meeting, which form is hereby approved.

     The undersigned further certifies that attached hereto as Exhibits A and B, respectively, are true copies of Dialysis Corporation of America Section 125 Plan and the Summary Plan Description approved and adopted in the foregoing resolutions.

                         ________________________________
                                    Secretary

                         ________________________________
                         Date: